UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Interline Brands, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Interline Brands, Inc.
801 West Bay Street
Jacksonville, Florida 32204
(904) 421-1400

March 29, 2007

Dear Stockholder:

On behalf of the Board of Directors of Interline Brands, Inc., I am pleased to invite you to the 2007 Annual Meeting of Stockholders. The Annual Meeting will be held at 9:00 a.m., Eastern Time, on Thursday, May 10, 2007, at The River Club, 34th Floor, One Independent Drive, Jacksonville, Florida  32202.

Detailed information concerning Interline’s activities and operations during fiscal year 2006 is contained in our Annual Report, which is enclosed.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

Michael J. Grebe
Chairman and Chief Executive Officer

801 West Bay Street
Jacksonville, FL  32204
(904) 421-1400

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to the 2007 Annual Meeting of Stockholders of Interline Brands, Inc., a Delaware corporation (the “Company”). The meeting will be held at The River Club, 34th Floor, One Independent Drive, Jacksonville, Florida 32202, on Thursday, May 10, 2007, at 9:00 a.m., Eastern Time, for the purposes of voting on the following matters:

1.                The election of two (2) Class III members of the Board of Directors of the Company for a term of three (3) years;

2.                A proposal to ratify the selection of Deloitte & Touche, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 28, 2007.

If you were a stockholder of record at the close of business on March 23, 2007, you are entitled to vote at the meeting. A list of stockholders as of the record date will be available for examination at the meeting.

Whether or not you expect to attend the Annual Meeting in person, we encourage you to promptly sign, date and return the enclosed proxy card in the envelope provided. Executing and returning the enclosed proxy card will not deprive you of the right to attend the Annual Meeting or to vote your shares in person.

By Order of the Board of Directors

William E. Sanford
President, Chief Operating Officer and Secretary

Jacksonville, Florida
March 29, 2007

The Company’s Annual Report for the fiscal year ended December 29, 2006, accompanies this notice but is not incorporated as part of the enclosed proxy statement and should not be considered part of the proxy solicitation materials.

i

INTERLINE BRANDS, INC.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Interline Brands, Inc., a Delaware corporation (“Interline” or the “Company”), of proxies to be used at the 2007 Annual Meeting of Stockholders to be held at The River Club, 34th Floor, One Independent Drive, Jacksonville, Florida 32202, at 9:00 a.m., Eastern Time, on Thursday, May 10, 2007, and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 10, 2007.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint David C. Serrano and Thomas J. Tossavainen as your proxy holders to vote your shares at the 2007 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on March 23, 2007, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on March 23, 2007, we had 32,285,884 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of March 23, 2007. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

Voting by Mail.   You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting at the Annual Meeting.   Voting by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person. Your Board recommends that you vote by mail, as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

     by voting in person at the Annual Meeting;

     by submitting written notice of revocation to the Secretary of the Company at the address of the principal executive offices of the Company prior to the Annual Meeting; or

     by submitting another proxy of a later date prior to the Annual Meeting that is properly executed.

Required Vote; Effect of Abstentions and Broker Non-Votes

Shares held in “Street Name” by a broker

If you are the beneficial owner of shares held in “street name” by a broker, then your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, then your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Proposals 1 and 2 to be presented at the Annual Meeting are considered routine. On non-discretionary items for which you give no instructions, the shares will be treated as “broker non-votes” in respect of such item.

Quorum

A quorum, which is a majority of the outstanding shares as of March 23, 2007, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Proposal 1: Election of directors

Directors are elected by an affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote. For purposes of the vote on Proposal 1, abstentions will have no effect on the results of the vote.

Proposal 2: Appointment of independent registered public accountants

The appointment of our independent registered public accountants is ratified by an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote. For purposes of the vote on Proposal 2, abstentions will not be counted as votes cast or votes entitled to be cast on the item and will have no effect on the results of the vote.

Solicitation of Proxies

Interline will pay the cost of printing and mailing proxy materials. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

All meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee, before entering the meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the meeting.

OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth information regarding the directors and executive officers of Interline.

Name	Age	Position
Michael J. Grebe	49	Chairman of the Board and Chief Executive Officer
William E. Sanford	47	President, Chief Operating Officer and Secretary
Thomas J. Tossavainen	38	Chief Financial Officer
William R. Pray	60	Senior Vice President and Chief Merchandising Officer
Federico M. Bravo	50	Vice President, Field Sales
Pamela L. Maxwell	42	Vice President, Marketing
Gideon Argov	50	Director
Michael E. DeDomenico	59	Director
John J. Gavin	50	Director
Barry J. Goldstein	64	Director
Ernest K. Jacquet	60	Director
Charles W. Santoro	47	Director
Drew T. Sawyer	39	Director

Michael J. Grebe has served as Chairman of the Board of Directors and Chief Executive Officer of Interline and Interline Brands, Inc., a New Jersey corporation and our principal operating subsidiary (“Interline Opco”) since January 2007, as President, Chief Executive Officer and director of Interline since June 2004, as a director of Interline Opco since May 2000, as President of Interline Opco since October 1999 and as Chief Executive Officer of Interline Opco since January 2002. Previously, he served as the Chief Operating Officer of Interline Opco from November 1998 to June 2004. Prior to joining Interline, Mr. Grebe served as a Group Vice President of Airgas, Inc., or Airgas, a distributor of industrial gases, from 1997 to 1998. Mr. Grebe joined Airgas following its acquisition of IPCO Safety, Inc., a national alternate channel marketer of industrial safety supplies, of which he served as President from 1991 to 1996. Mr. Grebe serves on the board of directors of Restaurant Technologies Inc.

William E. Sanford has served as President and Chief Operating Officer of Interline and Interline Opco since March 2007, as Executive Vice President and Chief Operating Officer of Interline since June 2004 and Executive Vice President of Interline Opco since January 2002 and as the Chief Operating Officer of Interline Opco since June 2004. Previously, he served as the Senior Vice President of Interline Opco from April 1999 to January 2002, Chief Financial Officer from April 1999 to June 2004 and Secretary from April 1999 to May 2004. Prior to joining Interline Opco, Mr. Sanford served as Vice President, Corporate Development of MSC Industrial Direct Co., Inc., a distributor of industrial supplies, from January 1998 to March 1999. Prior to 1998, Mr. Sanford held various positions at Airgas, serving as Executive Vice President, Sales & Marketing from 1995 to 1998 and as President of its Pacific Northwest subsidiary from 1988 to 1993. Mr. Sanford serves on the board of directors of EverBank Financial Corp.

Thomas J. Tossavainen has served as Chief Financial Officer of Interline and Interline Opco since May 2005. Mr. Tossavainen previously served as Vice President, Finance and Treasurer of Interline and Interline Opco, a position he had held since June 2004 with respect to Interline and since August 2001 with respect to Interline Opco. Prior to joining Interline Opco, Mr. Tossavainen served as the Director of Strategic Projects—Treasury at Airgas, Inc. from August 2000 to August 2001 and in other positions with Airgas from 1996 to 2000. Prior to that time, Mr. Tossavainen served in various financial positions for other organizations, including KPMG LLP. Mr. Tossavainen is a Certified Public Accountant.

William R. Pray has served as Senior Vice President and Chief Merchandising Officer of Interline since June 2004 and of Interline Opco since March 2002. Previously, he served as a director of Interline Opco from October 2000 to June 2004. Prior to joining Interline Opco, Mr. Pray served as President and Chief Operating Officer of Waxman Industries, Inc., the former parent of Barnett, from June 1995 to April 1996, resigning from these positions upon the consummation of the initial public offering of Barnett, then serving as President and Chief Executive Officer for Barnett until September 2000. From February 1991 to February 1993, Mr. Pray served as Senior Vice President-President of Waxman Industries, Inc.’s U.S. operations, after serving as President of its Mail Order/Telesales Group since 1989.

Federico M. Bravo has served as Vice President, Field Sales of Interline since June 2004 and of Interline Opco since October 2001. Mr. Bravo previously served as the National Sales Manager, Director of Sales and Vice President, Sales of Interline Opco. Prior to joining Interline Opco in 1996, Mr. Bravo served as Vice President of Sales of HMA Enterprises, Inc., a Texas-based MRO parts wholesaler, from 1987 to 1996. Mr. Bravo served as Vice President, Sales for Cherokee Holdings, Inc., a Houston based MRO wholesaler from 1985 to 1987.

Pamela L. Maxwell has served as Vice President, Marketing of Interline since June 2004 and of Interline Opco since January 2001. Prior to joining Interline Opco, Ms. Maxwell served as President of Airgas Rutland Tool & Supply Co., Inc., a subsidiary of Airgas and a direct marketing distributor of metalworking products and MRO supplies, from November 1998 to December 2000. During her 17-year career at Airgas, Ms. Maxwell held a variety of positions ranging from sales management in the gas distribution division to marketing management in the direct industrial division.

Gideon Argov has served as a director of Interline since June 2004 and of Interline Opco since August 2001. Mr. Argov is currently the Chief Executive Officer of Entegris, Inc., a producer of semi-conductor manufacturing equipment. From 2001 to November 2004, he was a Managing Director of Parthenon Capital. Prior to joining Parthenon Capital, Mr. Argov served as Chairman, President and CEO of Kollmorgen Corporation from 1991 to 2000. Mr. Argov serves on the boards of directors of Entegris, Inc., Fundtech and X-Rite, Inc.

Michael E. DeDomenico has served as a director of Interline and Interline Opco since August 2005. Mr. DeDomenico is currently the Chairman and Chief Executive Officer of NuCO2 Inc., a national distributor of beverage gases and services. Prior to joining NuCO2, Mr. DeDomenico was, from 1998 to July 2000, President and Chief Executive Officer of Praxair Distribution, Inc., a subsidiary of Praxair Inc. Mr. DeDomenico had been employed by Union Carbide Corp. in various capacities since 1969 and when Praxair was spun-off by Union Carbide in 1992, he was named President of Praxair Canada. The following year he was appointed President of Praxair Europe and in March 1998 was named President and Chief Executive Officer of Praxair Distribution.

John J. Gavin has served as lead independent director of Interline and of Interline Opco since March 2007 and as a director of Interline and of Interline Opco since June 2004. Mr. Gavin currently serves as a director and Vice Chairman of DBM, Inc., a global human resources consulting firm. Prior to that, Mr. Gavin served as a director, President and Chief Operating Officer of Right Management Consultants from January 1999 to January 2004, and as Executive Vice President of Right Management Consultants from December 1996 through December 1998. Prior to joining Right Management Consultants, Mr. Gavin was with Andersen Worldwide from 1978 through 1996, where he was named a

Partner in 1990. Mr. Gavin also currently serves on the boards of directors for GCA Services, Inc. and Catholic Health East, a multi-institutional Catholic health system.

Barry J. Goldstein has served as a director of Interline since June 2004 and of Interline Opco since April 2004. In October 2000, Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc., which he joined as Chief Financial Officer in May 1987. Mr. Goldstein was with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976. Mr. Goldstein serves on the board of directors of PQ Corp.

Ernest K. Jacquet has served as a director of Interline since June 2004, as a director of Interline Opco since May 2000, and as Chairman of the Board of Directors of Interline and of Interline Opco from June 2004 to December 2006. Mr. Jacquet is a founder and Managing Partner of Parthenon Capital, LLC, one of the principal stockholders of Interline Opco. Prior to co-founding Parthenon Capital in 1998, Mr. Jacquet was a general partner of Summit Partners from April 1990 through May 1998 and a principal of Bain Capital. In addition, he was a director of Wilmar Industries, Inc., our corporate predecessor, from 1995 until May 2000. Mr. Jacquet currently serves on the board of directors of Xanboo.

Charles W. Santoro has served as a director of Interline since June 2004 and of Interline Opco since May 2000. Mr. Santoro is a co-founder and Managing Partner of Sterling Investment Partners, L.P., one of our principal stockholders, and Sterling Investment Partners II, L.P. Before founding Sterling Investment Partners in December 1999, Mr. Santoro was Vice Chairman, Investment Banking Division of Paine Webber Group Inc. from 1995 to May 2000. Prior to joining Paine Webber in 1995, Mr. Santoro was a Managing Director of Smith Barney Inc., in charge of the firm’s Multi-Industry Group and New Business Development Group. Prior to that, Mr. Santoro was responsible for Smith Barney’s cross-border investment banking activities in New York and London, where he sat on that firm’s international board of directors. Mr. Santoro currently serves on the Board of Visitors of Columbia College and on the boards of directors of a number of private companies and foundations.

Drew T. Sawyer has served as a director of Interline since June 2004 and of Interline Opco since May 2000. Mr. Sawyer was a founding member of Parthenon Capital, LLC, acting as a Principal from 1998 to 2000 and then as a Partner through 2005. Prior to joining Parthenon Capital, Mr. Sawyer was a Principal at Parthenon Group from 1995 to 1998. Mr. Sawyer serves on the boards of directors of Canongate Golf, LLC, CEPS, Inc. and Nextworth Solutions, Inc. Mr. Sawyer also serves on the board of directors for GoodSports, a not-for-profit company.

There are no family relationships among any of our directors or executive officers.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Our Board of Directors currently includes eight directors divided into three classes of directors, designated as Class I, Class II and Class III, with the directors in each class serving staggered three-year terms. Each class should consist, as nearly as possible, of one-third of the directors constituting the entire board. At present, Ernest K. Jacquet, John J. Gavin and Michael E. DeDomenico are serving as Class I directors, Barry J. Goldstein, Charles W. Santoro and Drew T. Sawyer are serving as Class II directors and Gideon Argov and Michael J. Grebe are serving as Class III directors. At this, the 2007 Annual Stockholders’ Meeting, the term of office of the Class III directors will expire and new Class III directors will be elected for a full term of three years. At the 2008 Annual Stockholders’ Meeting, the term of office of the Class I directors will expire and new Class I directors will be elected for a full term of three years. At the 2009 Annual Stockholders’ Meeting, the term of office of the Class II directors will expire and new Class II directors will be elected for a full term of three years.

The Nominees

The Nominating & Governance Committee of the Board of Directors has nominated, and the Board of Directors has designated, the two persons listed below for election as Class III directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR these two nominees. Your Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by your Board of Directors to fill the vacancy.

General Information About Nominees

The age and board committee position with Interline, if any, of each nominee appears below. Ages are as of March 29, 2007. Information regarding the business experience during at least the last five years and directorships of other publicly-owned corporations of each director, as applicable, can be found above under “Our Board of Directors and Executive Officers.”

Name	Age	Position
Michael J. Grebe	49	Chairman of the Board
Gideon Argov	50	Chairman of the Compensation Committee

Vote Required

An affirmative vote of the plurality of shares present in person or represented by proxy and entitled to vote will elect the two nominees as Class III directors for the specified three-year term. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as Class III directors of Interline.

Meeting Attendance

Our Directors are expected to attend all Board meetings and meetings of committees on which they serve. Directors are also expected to spend the time they need and meet as frequently as necessary to discharge their responsibilities properly. During the year ended December 29, 2006, the Chairman of the Board presided at all meetings of the Board, including meetings of the non-executive Directors, other than when the non-executive Directors elected another Director to preside. Effective March 1, 2007, the Board elected John J. Gavin as Lead Independent Director to preside at all meetings of the Board, including meetings of the non-executive Directors. In the absence of the Lead Independent Director, a Director chosen by the majority of members present will preside at the meeting. Overall, from December 31, 2005 through December 29, 2006, our Board met five times. All of our Directors attended at least 75% of the regular meetings of the Board and all meetings of committees on which they served in 2006. A total of five Directors attended our 2006 Annual Meeting of Stockholders.

Committees

Our Board of Directors currently has three standing committees: the Audit Committee, the Nominating & Governance Committee and the Compensation Committee.

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. Messrs. Goldstein, Sawyer, and Gavin are currently serving on the Audit Committee. Mr. Goldstein serves as Chairman of the Audit Committee and also qualifies as an independent “audit committee financial expert,” as such term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee of the Company met nine times between December 31, 2005 and December 29, 2006. A copy of the charter adopted by the Board of Directors for the Audit Committee can be found on our website at www.interlinebrands.com.

The Nominating & Governance Committee has the authority to identify individuals qualified to become board members and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders; develop and recommend to the Board a set of corporate governance principles applicable to the Company; oversee the evaluation of the Board and management; and annually evaluate its performance. The Nominating & Governance Committee currently consists of Messrs. Argov, Jacquet and Gavin. Mr. Gavin serves as Chairman of the Nominating & Governance Committee. The Nominating & Governance Committee met once between December 31, 2005 and December 29, 2006. A copy of the charter adopted by the Board of Directors for the Nominating & Governance Committee can be found on our website at www.interlinebrands.com.

The Compensation Committee has the authority to approve salaries and bonuses and other compensation matters for our executive officers. In addition, the Compensation Committee has the authority to approve employee benefit plans as well as administer our 2000 Stock Award Plan and 2004 Equity Incentive Plan. The Compensation Committee currently consists of Messrs. Argov, Santoro, and DeDomenico. Mr. Argov serves as Chairman of the Compensation Committee. The Compensation Committee of the Company met four times between December 31, 2005 and December 29, 2006. A copy of the charter adopted by the Board of Directors for the Compensation Committee can be found on our website at www.interlinebrands.com.

We believe that all members of the Audit, the Nominating & Governance and the Compensation Committees meet the independence standards of the New York Stock Exchange (“NYSE”) and SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Independence of Board Members

Our Board reviews each Director’s independence annually in accordance with the standards set forth in our Corporate Governance Guidelines and the requirements of the NYSE. No member of our Board will be considered independent unless the Nominating & Governance Committee determines that the Director has no material relationship with us that would affect the Director’s independence and the Director satisfies the independence requirements of all applicable laws, rules and regulations. To facilitate the analysis of whether a Director has a relationship with us that could affect his or her independence, in our Corporate Governance Guidelines we have identified the following categories of relationships which should not affect a Director’s independence and therefore are deemed immaterial:

•       a Director or an immediate family member is an executive officer of another company that does business with Company and the annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the company he or she serves as an executive officer;

•       a Director or an immediate family member is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer and such indebtedness is not past due; and

•       a Director or an immediate family member serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts (the Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose).

The following relationships, amongst others,  will be considered material relationships that would impair a Director’s independence, absent a determination by the Board to the contrary:

•       a Director or an immediate family member is a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; and

•       a Director or an immediate family member is a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

Business relationships, other than those enumerated above, between the Company and an entity for which the Director or an immediate family member serves as an officer or general partner or of which the Director or an immediate family member is the owner of more than five percent of the outstanding equity interests will be evaluated by reference to the following criteria:

•       is the business arrangement usually and customarily offered to customers or suppliers by the Company?

•       is the arrangement offered on substantially similar terms as those prevailing at the time for comparable transactions with other customers or suppliers under similar circumstances?

•       in the event that (i) a proposed arrangement was not made or (ii) an existing arrangement was terminated in the normal course of business, would that action reasonably be expected to have a material and adverse effect on the financial condition, results of operations, or business of the recipient?

Our Board reviewed Director independence based on an application of these categorical standards and has determined that each of our Directors, other than Michael J. Grebe, our Chairman and Chief Executive Officer, is an “independent director” in accordance with the corporate governance rules of the NYSE.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors, including non-management Directors, by submitting such communications in writing to the following address: Board of Directors, Interline Brands, Inc., 801 West Bay Street, Jacksonville, Florida 32204. Such communications will be delivered directly to the Board or the appropriate member or members of the Board.

Executive Sessions of Non-management Directors

To promote open discussion among the non-management Directors, and in accordance with NYSE corporate governance requirements, the Board schedules regular executive sessions in which those Directors meet without management participation. Through the year ended December 29, 2006, the Board had not formally elected a non-management Director to preside over executive sessions; therefore, each executive session was in fact led by the then Chairman of the Board, by virtue of his being both Chairman and a non-management Director, or in his absence, a Director chosen by the majority of members present at the session. Effective March 1, 2007, the Board elected John J. Gavin as Lead Independent Director to preside over executive sessions. In the absence of the Lead Independent Director, a Director chosen by the majority of members present at the session will preside over the executive session.

Corporate Governance Guidelines

Our Board and management have a strong commitment to effective corporate governance. The Company adopted a comprehensive corporate governance framework for its operations (the “Corporate Governance Guidelines”) in preparation for its initial public offering of December 16, 2004. The key items addressed by the Corporate Governance Guidelines are:

•       Director qualification standards.

•       Director responsibilities.

•       Director access to management.

•       Director compensation.

•       Director orientation and continuing education.

•       Management succession.

•       Annual performance evaluation of the Board.

A copy of the Corporate Governance Guidelines is available on the Company’s website at www.interlinebrands.com and can also be obtained free of charge by written request to our corporate secretary.

Code of Conduct and Ethics

On December 11, 2004, the Board adopted a Code of Conduct and Ethics on behalf of the Company. The Code of Conduct and Ethics applies to all of the Company’s directors, officers (including its chief executive officer, chief financial officer, controller and any person performing similar functions) and employees. Our Code of Conduct and Ethics is posted on our website at www.interlinebrands.com and is available in print to any stockholder who requests it.

Director Nominations

At present, the Nominating & Governance Committee determines nominees for director. The Nominating & Governance Committee, in making its selection of director candidates, considers the appropriate skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time.

The Nominating & Governance Committee considers a number of factors in selecting director candidates, including:

•       the ethical standards and integrity in personal and professional dealings of the candidate;

•       the independence of the candidate under legal, regulatory and other applicable standards;

•       the diversity of the existing Board, so that we maintain a body of directors from diverse professional and personal backgrounds;

•       whether the skills and experience of the candidate will complement that of the existing Board;

•       the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than three other public companies;

•       the ability and willingness of the candidate to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her Board duties;

•       the willingness of the candidate to be accountable for his or her decisions as a director; and

•       such other attributes of the candidate and external factors as the Board deems appropriate.

The Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

Generally, nominees for director are identified and suggested by the members of the Board or management using their business networks. In addition, the Board has retained executive search firms or other third parties to identify or evaluate director candidates in the past. The Nominating & Governance Committee will consider candidates recommended by our stockholders. Stockholders can submit the name and qualifications of any candidate to our Nominating & Governance Committee in accordance with the procedures described above under “Communications with the Board.” The Nominating & Governance Committee may make such additional inquiries of the candidate or the proposing stockholder as it deems appropriate or necessary to allow the Nominating & Governance Committee to evaluate the stockholder’s proposed candidate on the same basis as those candidates referred through directors, members of management or executive search firms. The Nominating & Governance Committee will not consider any candidate who it concludes does not meet its minimum director qualifications described above.

DIRECTOR COMPENSATION

Our Directors, other than those who are our employees, receive an annual retainer of $40,000, payable quarterly at their election in either cash, shares of our common stock, or deferred stock units. The chair of the Audit Committee receives, in addition to the annual retainer, an annual fee of $10,000 and the chairs of the other committees of our Board receive, in addition to the annual retainer, annual fees of $5,000 each, payable quarterly at their election in either cash, shares of our common stock or deferred stock units. On March 1, 2007, the Board of Directors approved an additional annual fee of $10,000 for the lead independent director payable quarterly at the director’s election in either cash, shares of our common stock or deferred stock units.

Each non-employee Director also receives an annual award of (i) 7,500 options, vesting one year after the date of grant, to purchase shares of our common stock with a fair market value exercise price as of the date of grant and (ii) 1,250 deferred stock units that are paid in common stock upon the earlier of a change in control or one year after the Director leaves the Board. Options, restricted stock awards, deferred stock units and shares of common stock are awarded under, and governed by, our 2004 Equity Incentive Plan.

No additional fees are paid to Directors for attendance at board or committee meetings. All Director compensation is contingent upon a Director attending a minimum of 75% of our regular meetings each year.

The following table summarizes the fees and other compensation that our directors earned for services as members of the Board of Directors or any committee of the Board of Directors during the fiscal year ended December 29, 2006.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards (6) ($) (c)		Option Awards (6)(7) ($) (d)	All Other Compensation ($) (e)	Total (f)
Gideon Argov	$45,000	(1)	$32,550		$45,425	$—	$122,975
Michael E. DeDomenico	$40,000	(2)	$64,567	(3)	$45,425	$—	$149,992
John J. Gavin	$45,000	(1)	$70,050	(4)	$45,425	$—	$160,475
Barry J. Goldstein	$50,000		$70,050	(5)	$45,425	$—	$165,475
Ernest K. Jacquet	$40,000		$32,550		$45,425	$—	$117,975
Charles W. Santoro	$40,000		$32,550		$45,425	$—	$117,975
Drew T. Sawyer	$40,000		$32,550		$45,425	$—	$117,975

(1)          As elected by the Director, includes $33,718 paid in deferred stock units that settle upon the earlier of a change in control or when the Director leaves the Board.

(2)          As elected by the Director, includes $29,961 paid in deferred stock units that settle upon the earlier of a change in control or when the Director leaves the Board.

(3)          Includes a restricted stock award granted when Mr. DeDomenico joined our Board of Directors in August 2005. That restricted stock award vests over three years.

(4)          Includes a restricted stock award granted with our initial public offering in December 2004. That restricted stock award vested over two years.

(5)          Includes a restricted stock award granted with our initial public offering in December 2004. That restricted stock award vested over two years.

(6)          Represents the amount of share-based compensation expense recorded in our statement of operations during the fiscal year ended December 29, 2006 in accordance with FAS 123R. See our Annual Report on Form 10-K for a complete description of the FAS 123R valuation assumptions.

(7)          In accordance with the 2004 Plan, the exercise price of all stock options granted through December 29, 2006 is determined based on the average of the high and low prices of our stock on the last trading day immediately prior to the date of grant. Accordingly, these options have an exercise price of $26.04 which is higher than the closing market price of our common stock on the date of grant, which was $25.73 on May 11, 2006. Effective December 30, 2006, all stock options granted under the 2004 Plan will have an exercise price equal to the closing market price on the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of our outstanding shares of common stock beneficially owned by (i) our named executive officers and each of our Directors individually, (ii) all executive officers and Directors as a group and (iii) certain principal stockholders who are known to us to be the beneficial owner of more than five percent of our common stock as of March 23, 2007:

	Common Stock
Name and Address(1)	Shares	Percentage
Parthenon Partnerships(2)(3)	1,963,190	6.1
Michael J. Grebe(4)	720,033	2.2
William E. Sanford(5)	564,509	1.7
Thomas J. Tossavainen(6)	135,041	*
Federico M. Bravo(7)	167,171	*
Pamela L. Maxwell(6)	135,041	*
Ernest K. Jacquet(2)(3)(8)	1,970,690	6.1
Drew T. Sawyer(8)	12,500	*
Charles W. Santoro(8)(9)	970,650	3.0
Gideon Argov(10)	24,945	*
Barry J. Goldstein(11)	42,500	*
John J. Gavin(11)	43,945	*
Michael E. DeDomenico(12)	18,784	*
T. Rowe Price Associates, Inc.(13)	3,909,300	12.1
Wells Fargo & Company(14)	2,228,441	6.9
Westfield Capital Management Company, LLC(15)	2,067,800	6.4
Artisan Partners Limited Partnership(16)	2,022,200	6.3
All executive officers and directors as a group (13 persons)	4,843,130	14.3

*                    Indicates less than 1% ownership.

(1)          Unless otherwise noted, the business address is Interline Brands, Inc., 801 W. Bay Street, Jacksonville, Florida 32204.

(2)          Parthenon Capital, LLC is the investment advisor to the following Parthenon partnerships: Parthenon Investors, L.P., PCIP Investors, J&R Founders Fund and Parthenon Investors II, L.P. Their business address is 75 State Street, Boston, Massachusetts 02109.

(3)          Includes common stock beneficially owned by Parthenon Investors, L.P., PCIP Investors, J&R Founders Fund and Parthenon Investors II, L.P. The Managing Partners of Parthenon Capital, Mr. Jacquet and John C. Rutherford, each have beneficial ownership of (i) 1,586,248 shares of common stock held by Parthenon Investors, L.P. through their indirect control of Parthenon Investment Advisors, LLC, the general partner of Parthenon Investors, L.P., (ii) 68,177 shares of common stock held by PCIP Investors, a general partnership of which they have control as general partners, (iii) 9,446 shares of common stock held by J&R Founders Fund, a general partnership of which they have control as general partners and (iv) 299,319 shares of common stock held by Parthenon Investors II, L.P., through their indirect control of PCap Partners II LLC, the general partner of Parthenon Investors II, L.P.

(4)          Includes 13,341 shares of restricted stock granted on December 16, 2004 that vested on March 1, 2007 and 642,861 shares of common stock issuable pursuant to stock options.

(5)          Includes 9,965 shares of restricted stock granted on December 16, 2004 that vested on March 1, 2007 and 496,319 shares of common stock issuable pursuant to stock options. Includes 500 shares of common stock owned by his wife.

(6)          Includes 2,823 shares of restricted stock granted on December 16, 2004 that vested on March 1, 2007 and 129,285 shares of common stock issuable pursuant to stock options.

(7)          Includes 2,823 shares of restricted stock granted on December 16, 2004 that vested on March  1, 2007 and 160,415 shares of common stock issuable pursuant to stock options.

(8)          Includes 7,500 shares of common stock issuable pursuant to stock options. Excludes 1,250 shares of common stock issuable pursuant to deferred stock units but not receivable until one year after departure from the Board of Directors.

(9)          The business address is 285 Riverside Avenue, 3rd Floor, Westport, Connecticut 06880. Mr. Santoro is a managing member of Sterling Investment Partners Management, LLC, the general partner of Sterling Investment Partners, L.P. (“Sterling I”), and disclaims beneficial ownership of the shares owned by Sterling I other than shares attributable to the general and limited partnership interests in Sterling I.

(10) Includes 17,500 shares of common stock issuable pursuant to stock options and 1,445 shares of common stock issuable pursuant to deferred stock units. Excludes 1,250 shares of common stock issuable pursuant to deferred stock units but not receivable until one year after departure from the Board of Directors.

(11)   Includes 37,500 shares of common stock issuable pursuant to stock options and 1,445 shares of common stock issuable pursuant to deferred stock units. Excludes 1,250 shares of common stock issuable pursuant to deferred stock units but not receivable until one year after departure from the Board of Directors.

(12)   Includes 15,000 shares of common stock issuable pursuant to stock options and 1,284 shares of common stock issuable pursuant to deferred stock units. Excludes 1,250 shares of common stock issuable pursuant to deferred stock units but not receivable until one year after departure from the Board of Directors.

(13)   According to a Schedule 13G statement filed with the Securities and Exchange Commission reflecting ownership as of December 31, 2005, T. Rowe Price Associates, Inc., which is a registered investment advisor, has sole voting power with respect to 683,000 shares and sole dispositive power with respect to 3,104,500 shares. The business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(14)   According to a Schedule 13G statement filed with the Securities and Exchange Commission reflecting ownership as of December 31, 2006, Wells Fargo & Company, which is a registered investment advisor, has sole voting power with respect to 1,632,811 shares and sole dispositive power with respect to 2,212,841 shares. The business address is 420 Montgomery Street, San Francisco, California 94104.

(15)   According to a Schedule 13G statement filed with the Securities and Exchange Commission reflecting ownership as of December 31, 2006, Westfield Capital Management Company, LLC, which is a registered investment advisor, has sole voting power with respect to 1,354,050 shares and shared dispositive power with respect to 2,067,800 shares. The business address is 1 Financial Center, Boston, Massachusetts 02111.

(16)   According to a Schedule 13G statement filed with the Securities and Exchange Commission reflecting ownership as of December 31, 2005, Artisan Partners Limited Partnership (“Artisan Partners”), which is a registered investment advisor, Artisan Investment Corporation (“Artisan Corp.”), the general partner of Artisan Partners, Andrew A. Ziegler and Carlene Murphy Ziegler,  the sole stockholders of Artisan Corp., have shared voting power with respect to 1,666,600 shares and shared dispositive power with respect to 1,666,600 shares. The business address for all parties is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during our fiscal year ended December 29, 2006.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 29, 2006 regarding compensation plans under which the Company’s equity securities are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,569,982	$18.62	2,126,286	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	2,569,982	$18.62	2,126,286	(1)

(1)          Reduced by the restricted stock awards granted to management to date pursuant to the existing 2004 Equity Incentive Plan and not included in column (a) because they are not options.

2000 Stock Award Plan

Under the Company’s 2000 Stock Award Plan, or the Stock Award Plan, the Company’s Compensation Committee may award a total of 6,395 shares of the Company’s common stock in the form of incentive stock options (which may be awarded to key employees only), non-qualified stock options, stock appreciation rights, or SARs, and restricted stock awards, all of which may be awarded to its directors, officers, key employees and consultants. Shares subject to any unexercised options granted under the Stock Award Plan, which have expired or terminated, become available for issuance again under the Stock Award Plan. During any one-year period during the term of the Stock Award Plan, no participant may be granted options which in the aggregate exceed 2,741 shares of the Company’s common stock authorized for issuance pursuant to the Stock Award Plan. The exercise price per share for an incentive stock option may not be less than 100% of the fair market value of a share of the Company’s common stock on the grant date. The exercise price per share for an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of Interline’s stock may not be less than 110% of the fair market value of a share of its common stock on the grant date, and may not be exercisable after the expiration of five years from the date of grant. SARs may be granted either in tandem with another award or freestanding and unrelated to another award. The Company’s Compensation Committee will determine in its sole discretion whether a SAR is settled in cash, shares or a combination of cash and shares. The Company’s Compensation Committee has full discretion to administer and interpret the Stock Award Plan, to adopt such rules, regulations and procedures as it deems necessary or advisable, and to determine the persons eligible to receive awards, the time or times at which the awards may be exercised, and whether and under what circumstances an award may be exercised.

2004 Equity Incentive Plan

Under the Company’s 2004 Equity Incentive Plan, or the Equity Incentive Plan, as amended, the Company’s Compensation Committee may award a total of 5,175,000 shares of the Company’s common stock in the form of incentive stock options, nonqualified stock options, SARs, restricted stock, restricted share units and stock bonus awards, such as deferred stock units, all of which may be awarded to any employee, officer, director or consultant of the Company. If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be available for future grant. In addition, shares owned by a participant that are used to pay the exercise price of options will again be available for future grants. No participant may be granted awards of options or SARs with respect to more than 600,000 shares of common stock in any one calendar year, provided that such number shall be adjusted on account of changes in the capital structure, and shares otherwise counted against such number, only in a manner that will not cause options or SARs granted under the Equity Incentive Plan to fail to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No more than 150,000 shares of common stock may be granted under our Equity Incentive Plan with respect to restricted share units or restricted stock intended to qualify as “performance based compensation” under Section 162(m) of the Code in any one calendar year to any one participant.

Our Compensation Committee administers our Equity Incentive Plan. Our Compensation Committee has the sole and complete authority to determine who will be granted an award or who will be granted authority to grant awards under the Equity Incentive Plan. If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our Equity Incentive Plan, the number of shares covered by awards then outstanding under our Equity Incentive Plan, the limitations on awards under our Equity Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The Equity Incentive Plan will expire in December 2014, and no further awards may be granted after that date.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by INTERLINE under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders and in its Annual Report on Form 10-K for the year ended December 29, 2006, as filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
Mr. Gideon Argov, Chairman
Mr. Charles W. Santoro
Mr. Michael E. DeDomenico

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion describes our executive compensation philosophy, compensation programs and how they are applied and administered. This discussion should be read in conjunction with the other compensation information contained in this proxy statement.

Our executive compensation objectives, policies and programs are established by the Compensation Committee. The policies and procedures of the Compensation Committee are:

•       to determine and approve the compensation of our Chief Executive Officer, or CEO;

•       make recommendations to the Board with respect to executive compensation for executive officers other than the CEO, incentive compensation for executive officers and equity-based plans that are subject to board approval;

•       assist the Board in its oversight of the development, effectiveness and implementation of our compensation policies and strategies; and

•       approve any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

The Compensation Committee engages consultants from time to time to assist the Compensation Committee in assessing best practices with respect to compensation trends and to recommend a relevant group of peer companies against which to assess, amongst other things, the competitiveness and appropriateness of our executive compensation. Our CEO recommends to the Compensation Committee annual compensation for other executive officers as well as any new employment contracts, or changes to existing contracts.

In carrying out its duties, the Compensation Committee makes all reasonable attempts to comply with the $1 million deduction limitation for annual compensation of our CEO and other executive officers under Section 162(m) of the Internal Revenue Code of 1986, as amended, unless the Compensation Committee determines that such compliance in given circumstances would not be in our best interest or in the best interests of our stockholders.

General Philosophy

Our compensation programs are designed to attract, retain and reward highly productive, focused employees who drive the execution of our business strategy. The primary elements of our compensation for executives include: base salary, annual non-equity incentive and equity compensation which are designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. We believe we can increase our stockholders’ value by (i) attaining earnings growth through increased sales, improved gross margins and lower operating costs and (ii) increasing returns on tangible capital through properly managing working capital. Accordingly, our executive officer incentive compensation is designed to reward Company-wide performance by setting performance targets that reward earnings growth and improvements in returns on tangible capital as these are the results the executive officers can impact. At non-executive officer levels, we design incentive compensation programs to reward the achievement of specific operational goals that support our earnings growth and returns on tangible capital objectives. We do not maintain any post-retirement benefit plans solely for our executives and provide limited perquisites to our executives. There are no benefit plans that are available to executive officers that are not also available on the same terms to other employees.

The fundamental objectives of our compensation program are thus designed to:

(i)            attract, retain and motivate qualified executive management under a competitive compensation program;

(ii)        align employee interests with shareholder interests by providing that a significant percentage of compensation is contingent on corporate performance;

(iii)    maintain a simple, consistent, equitable and transparent framework that permits flexibility and room for judgment; and

(iv)      use compensation judiciously to achieve business objectives without undue transfer of value to employees.

Compensation Programs

The compensation elements that make up our compensation program, and the relative value of each component, are determined by the Compensation Committee to achieve the aforementioned objectives and are as follows:

Base Salaries

Base salaries are intended to establish a level of compensation which, together with the other components of the compensation program, will help us attract and retain the talent needed to meet the challenges of the competitive industry in which we operate while maintaining an acceptable level of fixed costs. The Compensation Committee’s action with respect to base salaries is based upon the Compensation Committee’s evaluation of the responsibility and scope of each position, the level of compensation for comparable positions in our industry, executive performance over an extended period of time, and the value and potential value for the executive of other elements of our compensation program. The Compensation Committee believes that the base salaries for our executive officers are conservative when compared to comparably sized companies in our industry based upon an analysis prepared for the Compensation Committee by its external consultant. The peer group recommended by the external consultant was based on companies of a similar size and business to us and was reviewed and approved by the Compensation Committee. The companies in the peer group are Airgas, American Woodmark, Apogee Enterprises, Applied Industrial Technologies, Barnes Group, Beacon Roofing Supply, Builders Firstsource, Keystone Automotive Industries, MSC Industrial Direct, Middleby, Pool and Watsco.

Annual Non-Equity Compensation (Annual Bonuses)

Our annual non-equity compensation (annual bonuses) are intended to motivate and reward performance by providing cash bonus payments based upon meeting and exceeding performance goals such as earnings per share and other specific performance measures, including return on tangible capital. The determination of the required performance goals for executives is made annually by the Compensation Committee. Upon achievement of the required performance goals, individual awards are determined as variable percentages of the executives’ base salaries, depending on the extent to which performance goals are attained. Bonuses are determined based on audited financial statements. The Compensation Committee certifies achievement of those goals before payments are made. Payments for the prior year are typically made by March 15 of the following year. The goals for the current and following years are approved at the March meeting of the Compensation Committee.

80% of the annual bonus for the fiscal year ended December 29, 2006 was based on achieving or exceeding planned earnings per share, or EPS, adjusted for certain non-recurring items, or adjusted EPS. Target adjusted EPS for the year ended December 29, 2006 was $1.25. A reasonable sliding scale applies to over or under plan achievement of adjusted EPS. Accordingly, the bonus is increased by 5% for every 1% that adjusted EPS exceeds plan and the bonus is decreased 5% for every 1% that adjusted EPS is below plan. No bonus is earned if adjusted EPS is $0.05 below plan. To encourage the management team to broaden its focus and to work on strategic acquisitions, EPS arising from acquisitions is included in EPS for purposes of this bonus component. All significant acquisitions are approved by the Board prior to their execution.

The remaining 20% of the annual bonus was based on achieving or exceeding quarterly planned return on tangible capital, or ROTC, targets which are defined as earnings before interest, taxes, depreciation and amortization adjusted for certain non-recurring items, or Adjusted EBITDA, divided by the trailing five quarter average of accounts receivable, inventory and property, plant and equipment less accounts payable. Planned ROTC for the four quarters in the fiscal year ended December 29, 2006 were 42.4%, 42.5%, 42.7% and 42.8%, respectively. If actual ROTC is equal to or greater than planned ROTC, the bonus earned is 100% plus an additional 5% for each additional 0.5% over planned ROTC. If actual ROTC is less than planned ROTC, no ROTC bonus is earned.

We believe the 80%/20% allocation between adjusted EPS growth and ROTC allocation is appropriate because EPS growth is the single most critical indicator of an increase in stockholder value. We also believe that effective working capital management, while not as important as EPS growth, is critical to the long-term financial and operating viability of a distribution company. During the fiscal year ended December 29, 2006, we obtained 107.2% of our adjusted EPS target and 50% of our ROTC targets. As a result, our executive officers earned 126% of the target bonus for the fiscal year ended December 29, 2006.

As provided in the 2006 Bonus Plan, an executive officer may earn a bonus of up to a maximum of 200% of base salary. This supersedes the maximum in the employment agreements of: (i) Michael J. Grebe of 120% of his base salary; (ii) Thomas J. Tossavainen of 50% of his base salary; (iii) William E. Sanford of 120% of his base salary; (iv) Federico M. Bravo of 50% of his base salary; and (v) Pamela L. Maxwell of 50% of her base salary.

Because the Compensation Committee believes base salaries of executive officers are conservative when compared to comparably sized companies in our industry, the Compensation Committee retains authority to award part of the bonus on a discretionary basis reflecting, for instance, excellent performance in unusual or difficult circumstances. Individual bonuses may also be awarded to our executive management and other key employees based upon job performance or other criteria within the discretion of the Compensation Committee.

Equity Compensation

We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of share-based awards. Our equity compensation is comprised of restricted share units and stock options. We believe that the use of restricted share unit and stock option awards achieves our compensation objectives because restricted share units contain performance and time vesting features while using a smaller percentage of our shares outstanding for compensation purposes and stock options have the appropriate performance-based orientation and time vesting features.

Restricted share units are regarded as a lower risk award, since they will always have value upon vesting, whereas vested stock options will have value only to the extent that the market price for our stock exceeds the exercise price of the option. Accordingly, the Compensation Committee believes that restricted share units are more effective retention and recruiting tools because the value of restricted share units is perceived as more tangible by mid-level management, technical talent and potential candidates.

The Committee establishes a Company-wide equity budget based on an analysis of peer company long-term incentive grant values as a percentage of market capitalization (“fair value transfer”) prepared by the external consultant. Based on the results of this analysis the Committee authorized a Company-wide equity budget, including all grants made during 2006, of approximately 1.00% of market capitalization at the time of the grants, which was between the peer group median and 75th percentile fair value transfer. In determining the size of equity awards to each executive officer, the Compensation Committee begins with a target dollar award value, rather than a target number of shares subject to the award. The target value is set based upon the responsibilities inherent in each executive officer’s position and relative to overall compensation. For example, the target value for our CEO is larger than for the other named executive officers because our CEO is in the position that has the most direct impact on corporate performance. Although target equity award sizes are set for each position, the actual size of annual dollar award value is a subjective determination based on the anticipated contribution of the executive officer to our long-term value. In determining the equity award size, the Compensation Committee also considers whether the award is likely to provide the desired incentive or whether, due to factors such as the executive’s wealth accumulation as a result of historical grants and/or the proximity of the executive to retirement, the executive may not receive the desired incentive from the award.

Restricted share units granted to executive officers during the fiscal year ended December 29, 2006 are both “performance based” and “time based.” The performance metric is a two-year cumulative adjusted EPS growth during the period of December 31, 2005 to December 28, 2007. Target performance is defined as 15% adjusted EPS growth per year. The performance goals for restricted share units are scaled so that the recipient can receive part of an award in the event that acceptable, albeit not target, results are achieved. Accordingly, (i) if less than 80% of the target is obtained, none of the award is earned; (ii) if 80% of the target is obtained, 50% of the award is earned; (iii) if 100% of the target is obtained, 100% of the award is earned; and (iv) if 120% of the target is obtained, 150% of the award is earned. At the end of the two-year performance period, the number of shares earned is determined. 50% of the earned shares are immediately distributed. The remaining 50% of the earned shares are distributed one year later if the executive continues to be employed by us.

In accordance with the 2004 Equity Incentive Plan, the exercise price of all stock options granted through December 29, 2006 was determined based on the average of the high and low prices of our stock on the last trading day immediately prior to the date of grant. Effective December 30, 2006, all stock options granted under the 2004 Equity Incentive Plan will have an exercise price equal to the closing market price on the grant date. This change has been made so that future grants are aligned with the associated required disclosures.

Other Compensation

Executive officers also participate in our benefit plans on the same terms as other employees. These plans, which include medical, dental and life insurance, participation in a 401(k) plan and discounts on our products, are designed to enable us to attract and retain our workforce in a competitive marketplace.

Medical, dental and life insurance benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other welfare benefit coverage. Participation in a 401(k) plan helps employees save and prepare financially for retirement. Discounts on our products help employees save on purchases of home improvement, maintenance and repair goods.

The only perquisite we provide to our executive officers as part of our competitive compensation package is a monthly automotive allowance. We also provide medical expense and club membership dues allowances to one of our executive officers.

Allocation of Elements

Under our compensation structure, the approximate mix of base salary, annual bonus and equity compensation varies slightly:

	Base Salary	Annual Bonus	Equity Compensation
Chief Executive Officer and Chief Operating Officer	30%	30%	40%
Executive Vice Presidents and equivalents	50%	25%	25%

Executive Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers. The purpose of these guidelines is to encourage significant ownership of stock in us by senior executives and by virtue of that ownership align the personal interests of our senior executives with those of our stockholders. The guideline for the Chief Executive Officer and Chief Operating Officer is share ownership with a value of at least six times their base salary. Other executive officers have a guideline of share ownership with a value of at least four times base salary. Executives increase their share ownership through a variety of methods, including retaining ownership of their after-tax equity awards granted by us, more specifically 50% of such after-tax shares for the Chief Executive Officer and the Chief Operating Officer and 25% of such after-tax shares for the other executives. As of December 29, 2006, not all executive officers had reached their ownership guideline.

Severance and Change in Control Provisions and Agreements

We believe that companies should provide reasonable severance benefits to their employees. We believe that executive officers face greater difficulty than other employees in finding comparable employment within a short period of time. We also believe that executive officers have a greater risk of job loss or modification, as a result of a change in control transaction, than other employees. Therefore, we believe that it is in both the best interests of us and our stockholders to have (i) severance provisions within our executive officers’ employment agreements, under which the executive officers will receive certain benefits and compensation if their employment is terminated by us without cause or by the executive officer for good reason; and (ii) change-in-control provisions within our executive officers’ employment agreements or to have separate change in control agreements, under which the executive officers will receive certain benefits and compensation if their employment is terminated by us without cause or by the executive officer for good reason following a change in control. Accordingly, on March 1, 2007, the Compensation Committee approved change in control agreements for the following named executive officers who did not have any change in control provisions in their employment agreements: Thomas J.

Tossavainen, Federico M. Bravo and Pamela L. Maxwell. These change in control agreements provide that in the event an executive’s employment is terminated, without cause or for good reason within two years following a change in control, the executive will be entitled to the following:

•       a cash severance amount equal to the sum of (a) 1.5 times the sum of the executive’s base salary, (b) 1.5 times the average of the annual bonus earned by the executive with respect to the last three completed fiscal years and (c) the pro-rated bonus for the year in which the termination occurs;

•       a gross-up for any amounts that are considered an “excess parachute payment”, provided that the “excess parachute payments” are at least 110% of “safe harbor” amount that would result in no excise tax liability; and

•       continued medical benefits for 18 months from the date of termination.

The principal reason for providing our executive officers severance upon a termination by us without cause or a resignation by the executive for good reason following a change in control is to offer our executive officers appropriate incentive to remain with us before, during and after any change-in-control transaction by providing them with adequate security in the event that their employment is terminated.

By reducing the risk of job loss or reduction in job responsibilities of the executive officer, these change in control provisions help ensure that the executive officers support any potential change in control transactions that may be in the best interests of our shareholders, even though the transaction may create uncertainty in the executive officer’s personal employment situation.

In order for the executive officer to be entitled to severance payments, the change in control provisions contained in our employment agreements and change in control agreements generally require that (i) a change in control occurs and (ii) the executive officer’s employment is terminated by us other than for cause or by the executive officer for good reason. Michael Grebe and William Sanford may terminate employment for any reason within a 30-day period following the first anniversary of a change in control and this will be considered a “good reason” termination.

We believe that the severance and change in control provisions within our executive officers’ employment agreements or change in control agreements are consistent with our objective of motivating and retaining talented employees. Similar provisions are also part of the typical employment arrangements for executive officers within our peer group and within our industry generally, and are necessary to ensure that our total employment package for executive officers remains market-competitive.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our named executive officers during the fiscal year ended December 29, 2006.

		Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Michael J. Grebe	2006	$500,000	$—	$500,546	$116,883	$630,000	$20,500	(4)	$1,767,929
Chairman of the Board and
Chief Executive Officer(7)
Thomas J. Tossavainen	2006	$229,385	$—	$116,774	$29,995	$147,609	$14,500	(5)	$538,263
Chief Financial Officer
William E. Sanford	2006	$381,623	$—	$345,300	$73,699	$480,845	$20,500	(4)	$1,301,967
President, Chief Operating Officer
and Secretary(8)
Federico M. Bravo	2006	$249,168	$—	$116,774	$29,995	$162,288	$14,500	(5)	$572,725
Vice President, Field Sales
Pamela L. Maxwell	2006	$200,000	$—	$116,774	$29,995	$126,000	$11,500	(6)	$484,269
Vice President, Marketing

(1)                Represents bonuses that are earned solely on a discretionary basis.

(2)                Represents the amount of share-based compensation expense recorded in our statement of operations during the fiscal year ended December 29, 2006 in accordance with Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (“FAS 123R”). See our Annual Report on Form 10-K for a complete description of the FAS 123R valuation assumptions.

(3)                Represents bonuses earned under our Fiscal Year 2006 Bonus Plan, which is a performance-based plan.

(4)                Consists of annual automobile allowance of $15,000 and matching contributions to 401(k) plan of $5,500.

(5)                Consists of annual automobile allowance of $9,000 and matching contributions to 401(k) plan of $5,500.

(6)                Consists of annual automobile allowance of $6,000 and matching contributions to 401(k) plan of $5,500.

(7)                Effective December 30, 2006, Michael J. Grebe was named Chairman of the Board, President and Chief Executive Officer. The role of Chairman of the Board was previously held by Ernest K. Jacquet who continues to serve as a director on our Board of Directors. As of December 29, 2006, Michael J. Grebe was our President and Chief Executive Officer.

(8)                Effective March 5, 2007, William E. Sanford was named President and Chief Operating Officer. The role of President was previously held by Michael J. Grebe who continues to serve as our Chairman of the Board and Chief Executive Officer. As of December 29, 2006, William E. Sanford was our Executive Vice President and Chief Operating Officer.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes the awards granted to each of our named executive officers during the fiscal year ended December 29, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option	Grant Date Closing Market Price of Stock	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	or Units (#) (i)	(1) (#) (j)	Awards ($/Sh) (k)	(2) ($/Sh) (l)	Option Awards (m)

Michael J. Grebe	3/13/06	$320,000	$500,000	$1,000,000
	3/13/06				13,021	26,042	39,063					$607,299
	3/13/06							72,338		$23.32		$547,599
	3/14/06							4,930	(3)	$23.25	$23.67	$36,975
Thomas J. Tossavainen	3/13/06	$74,976	$117,150	$468,600
	3/13/06				3,386	6,771	10,156					$157,900
	3/13/06							18,808		$23.32		$142,377
	3/14/06							1,015	(4)	$23.25	$23.67	$7,613
William E. Sanford	3/13/06	$244,239	$381,623	$763,246
	3/13/06				8,125	16,250	24,375					$378,950
	3/13/06							45,139		$23.32		$341,702
	3/14/06							3,582	(5)	$23.25	$23.67	$26,865
Federico M. Bravo	3/13/06	$82,432	$128,800	$515,200
	3/13/06				3,386	6,771	10,156					$157,900
	3/13/06							18,080		$23.32		$142,377
	3/14/06							1,015	(4)	$23.25	$23.67	$7,613
Pamela L. Maxwell	3/13/06	$64,000	$100,000	$400,000
	3/13/06				3,386	6,771	10,156					$157,900
	3/13/06							18,808		$23.32		$142,377
	3/14/06							1,015	(4)	$23.25	$23.67	$7,613

(1)                 Stock options granted to executive officers during the fiscal year ended December 29, 2006 vest in 25% increments over four years and may not be exercised after the expiration date of seven years from the date of grant.

(2)                 The exercise price of all stock options granted during the fiscal year ended December 29, 2006 was determined based on the average of the high and low prices of our stock on the last trading day immediately prior to the date of grant. Effective December 30, 2006, all stock options granted under the 2004 Equity Incentive Plan will have an exercise price equal to the closing market price on the grant date.

(3)                 In accordance with the restricted stock agreement, a total of 4,930 options were granted to replace the shares withheld to cover the tax associated with the value realized on vesting of restricted stock.

(4)                 In accordance with the restricted stock agreement, a total of 1,015 options were granted to replace the shares withheld to cover the tax associated with the value realized on vesting of restricted stock.

(5)                 In accordance with the restricted stock agreement, a total of 3,582 options were granted to replace the shares withheld to cover the tax associated with the value realized on vesting of restricted stock.

Employment Agreements

The following paragraphs summarize the principal provisions of the employment agreements with our named executive officers.

Michael J. Grebe

We have entered into an employment agreement with Mr. Grebe, which became effective August 13, 2004 and expires two years thereafter, subject to automatic one-year extensions at the beginning of each calendar year thereafter unless we or Mr. Grebe give at least 90 days’ written notice of non-extension. We entered into an amendment to Mr. Grebe’s employment agreement effective as of December 2, 2004. Mr. Grebe’s base salary is currently $600,000, subject to annual cost of living increases of at least 5% as of the beginning of each calendar year. Mr. Grebe is also eligible for an annual cash bonus based upon the achievement of annual performance targets established by our Compensation Committee. Mr. Grebe is also eligible to participate in the benefits plans and arrangements generally available to our senior executives, including participation in our equity incentive plan and a monthly automotive allowance.

Thomas J. Tossavainen

We have entered into an employment agreement with Mr. Tossavainen dated July 25, 2005. The term of Mr. Tossavainen’s employment agreement is from July 25, 2005 to July 25, 2006, subject to automatic one-year extensions unless we or Mr. Tossavainen give at least 60 days’ prior written notice of non-extension. Mr. Tossavainen’s base salary is currently $234,300, subject to increase at the discretion of our Chief Executive Officer. Mr. Tossavainen is eligible to receive an annual cash bonus based upon the achievement of annual performance targets established by our Compensation Committee. Mr. Tossavainen is also eligible to participate in the benefits plans and arrangements generally available to our senior executives, including participation in our equity incentive plan and a monthly automotive allowance.

William E. Sanford

We have entered into an employment agreement with Mr. Sanford, which became effective on August 13, 2004 and expires two years thereafter, subject to automatic one-year extensions at the beginning of each calendar year thereafter unless we or Mr. Sanford give at least 90 days’ written notice of non-extension. We entered into an amendment to Mr. Sanford’s employment agreement effective as of December 2, 2004. Mr. Sanford’s base salary is currently $420,000, subject to annual cost of living increases of at least 5% as of the beginning of each calendar year. Mr. Sanford is also eligible for an annual cash bonus based upon the achievement of annual performance targets established by our Compensation Committee. Mr. Sanford is eligible to participate in the benefits plans and arrangements generally available to our senior executives, including participation in our equity incentive plan and a monthly automotive allowance.

Federico M. Bravo

We have entered into an employment agreement with Mr. Bravo dated January 7, 2004, as amended September 27, 2004 and December 2, 2004. The term of Mr. Bravo’s employment agreement is from January 7, 2004 to January 7, 2005, subject to automatic one-year extensions unless we give at least 60 days’ prior written notice of non-extension. Mr. Bravo’s base salary is currently $257,600 subject to increase at the discretion of our Chief Executive Officer. Mr. Bravo is eligible to receive an annual cash bonus based upon the achievement of annual performance targets established by our Compensation Committee. Mr. Bravo is also eligible to participate in the benefits plans and arrangements generally available to our senior executives, including participation in our equity incentive plan and a monthly automotive allowance.

Pamela L. Maxwell

We have entered into an employment agreement with Ms. Maxwell dated January 7, 2004, as amended September 27, 2004 and December 2, 2004. The term of Ms. Maxwell’s employment agreement is from January 7, 2004 to January 7, 2005, subject to automatic one-year extensions unless we give at least 60 days’ prior written notice of non-extension. Ms. Maxwell’s base salary is currently $200,000 subject to increase at the discretion of our Chief Executive Officer. Ms. Maxwell is eligible to receive an annual cash bonus based upon the achievement of annual performance targets established by our Compensation Committee. Ms. Maxwell is also eligible to participate in the benefits plans and arrangements generally available to our senior executives, including participation in our equity incentive plan and a monthly automotive allowance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the number of securities underlying the equity awards held by each of our named executive officers as of the fiscal year ended December 29, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael J. Grebe	371,289	(1)	—		$15.00	12/15/14			36,375	$817,346
	125,673	(1)	—		$21.75	12/15/14
	—		4,930		$23.25	3/14/13
	—		72,338		$23.32	3/13/13			39,063	$877,746
	125,673	(1)	—		$26.25	12/15/14
	303		—		$137.11	2/5/13
	303		—		$410.51	2/5/13
	302		—		$1,669.13	2/5/13
Thomas J. Tossavainen	124,314	(1)	—		$15.00	12/15/14			7,675	$172,457
	—		1,015		$23.25	3/14/13
	—		18,808		$23.32	3/13/13			10,156	$228,205
	11		4		$41.05	2/5/13
William E. Sanford	286,028	(1)	—		$15.00	12/15/14			27,093	$608,780
	98,743	(1)	—		$21.75	12/15/14
	—		3,582		$23.25	3/14/13
	—		45,139		$23.32	3/13/13			24,375	$547,706
	98,743	(1)	—		$26.25	12/15/14
	208		—		$137.11	2/5/13
	208		—		$410.51	2/5/13
	208		—		$1,669.13	2/5/13
Federico M. Bravo	155,444	(1)	—		$15.00	12/15/14			7,675	$172,457
	—		1,015		$23.25	3/14/13
	—		18,808		$23.32	3/13/13			10,156	$228,205
	11		4		$41.05	2/5/13
Pamela L. Maxwell	124,314	(1)	—		$15.00	12/15/14			7,675	$172,457
	—		1,015		$23.25	3/14/13
	—		18,808		$23.32	3/13/13			10,156	$228,205
	11		4		$41.05	2/5/13

(1)             These options were 100% vested and exercisable at grant date but the executives are only permitted to sell shares acquired upon the exercise of the options in 25% increments over a four year period. However, the option agreements provide that shares otherwise to be delivered to the executive upon exercise of the option may be used to satisfy taxes.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the stock options exercised and stock vested by each of our named executive officers during the fiscal year ended December 29, 2006.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($)
(a)	(b)	(c)	(d)		(e)
Michael J. Grebe	—	$—	18,188	(1)	$422,684
Thomas J. Tossavainen	—	$—	3,838	(2)	$89,190
William E. Sanford	—	$—	13,547	(3)	$314,825
Federico M. Bravo	—	$—	3,838	(2)	$89,190
Pamela L. Maxwell	—	$—	3,838	(2)	$89,190

(1)          In accordance with the restricted stock agreement, a total of 4,930 shares were withheld to cover the tax associated with the value realized on vesting.

(2)          In accordance with the restricted stock agreement, a total of 1,015 shares were withheld to cover the tax associated with the value realized on vesting.

(3)          In accordance with the restricted stock agreement, a total of 3,582 shares were withheld to cover the tax associated with the value realized on vesting.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments payable to our executive officers upon termination of employment or a change in control of us under their current employment agreements, or change in control agreements.

Michael J. Grebe

Mr. Grebe’s employment may be terminated by us for “cause” (as defined below) or by Mr. Grebe for any reason upon 30 days’ prior written notice, which notice must be authorized by a majority of the members of our Board of Directors in the case of a termination for cause. Upon either such termination, we are required to pay his accrued and unpaid base salary and benefits through the date of termination. If Mr. Grebe’s employment terminates due to disability or death, he or his estate will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his base salary for a period of two years following the date of termination and (iii) a pro rata bonus for the calendar year in which termination occurs. Upon termination of his employment as a result of disability of death, Mr. Grebe will forfeit any outstanding unvested equity awards and he or his estate will have until the earlier of a stock option’s expiration date or one year from date of termination to exercise any vested stock options.

If Mr. Grebe’s employment is terminated by us “without cause,”  or by Mr. Grebe for “good reason” (as defined below), upon 10 days’ prior written notice, Mr. Grebe will be entitled to receive any accrued and unpaid base salary and benefits and severance equal to (i) two times his base salary payable in a lump sum and (ii) an amount equal to two times the average of the annual bonuses paid to him during the three years prior to his termination, to be paid over a two year period following his termination. In addition, Mr. Grebe may terminate employment for any reason within a 30-day period following the first anniversary of a change in control of us and this will be considered a “good reason” termination. If Mr. Grebe’s employment is terminated under any of the circumstances described in this paragraph following or otherwise in connection a change in control of us, all of his severance will be paid in a lump sum.

Mr. Grebe will also be entitled to continuation of certain health and welfare benefits at our expense for a period of two years following his termination. In addition, Mr. Grebe’s employment agreement provides for a tax gross-up for any amounts due or paid to him under the employment agreement or any of our other plans or arrangements that are considered an “excess parachute payment” under the U.S. Internal Revenue Code. All severance payments under this agreement are conditioned upon and subject to Mr. Grebe’s execution of a general waiver and release. Upon termination of his employment without cause or for good reason, Mr. Grebe will forfeit any outstanding unvested equity awards and he will have until the earlier of a stock option’s expiration date or 120 days from date of termination to exercise any vested stock options. He will also become fully vested in any unvested equity awards in the event of a change in control of us.

If Mr. Grebe’s employment agreement is not renewed on account of us giving notice to Mr. Grebe of our desire not to extend his employment term, this termination will be treated as a termination “without cause” entitling Mr. Grebe to the severance outlined above.

Mr. Grebe is subject to a non-compete agreement during his employment and for a period of (i) one year following the termination of his employment by us for cause or by Mr. Grebe without good reason and (ii) two years following the termination of his employment by us without cause or by Mr. Grebe for good reason. Following the termination of his employment by us for cause or by Mr. Grebe without good reason, Mr. Grebe is also subject to a one year prohibition against the solicitation of (i) clients who were our clients within the six month period prior to his termination of employment and (ii) any of our employees. Mr. Grebe is also subject to a confidentiality agreement during and after his employment with us.

In the event of a change in control of us, Mr. Grebe will also be entitled to a “success” bonus in an amount which will be negotiated in good faith and agreed upon between Mr. Grebe and us. This success bonus will be paid in cash to Mr. Grebe in a lump sum on the date of the closing of such change in control.

For purposes of Mr. Grebe’s employment agreement, “cause” is defined as (1) conviction of a felony or any other crime involving the trading of securities, mail or wire fraud or theft of our property, (2) gross negligence in performance of duties, (3) willful misconduct or material breach of the employment agreement or (4) failure to follow lawful instructions of the Board. “Good reason” is defined as (1) a material reduction in position, duties or authority, (2) a reduction in compensation or a reduction in aggregate benefits (other than generally applicable benefit reductions), (3)  a failure by us to pay compensation or benefits to Mr. Grebe when due, (4) a change in Mr. Grebe’s principal employment location by more than 35 miles, if this would materially increase his commute, (5) any other material breach by us of Mr. Grebe’s employment agreement, or (6) our failure to nominate Mr. Grebe for election to our Board of Directors. “Change in control” generally means (1) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 50% of our common stock, (2) the liquidation or dissolution of us or a sale of substantially all of our assets, or (3) at any time after August 13, 2006, a change in a majority of the membership of our Board of Directors as such membership was constituted on August 13, 2004 (the “Incumbent Board”), excluding membership changes approved by a two-thirds majority of the Incumbent Board.

Thomas J. Tossavainen

Mr. Tossavainen’s employment may be terminated by us for “cause” (as defined in his employment agreement). Upon termination of Mr. Tossavainen’s employment for “cause,” we will pay his accrued and unpaid base salary and benefits (as defined in his employment agreement) through the date of termination. If Mr. Tossavainen’s employment terminates due to disability or death, he or his estate will be entitled to receive (i) any accrued and unpaid base salary and benefits and (ii) a pro rata bonus for the calendar year in which termination occurs. Unless otherwise provided by the award agreement entered into by Mr. Tossavainen at the time he was granted a particular equity award, upon termination of his employment as a result of disability of death, Mr. Tossavainen will forfeit any outstanding unvested equity awards and he or his estate will have until the earlier of the stock option’s expiration date or one year from date of termination to exercise any vested stock options.

If Mr. Tossavainen’s employment is terminated by us “without cause”, or by Mr. Tossavainen for “good reason” (as defined below), he will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his base salary for a period of two years from the date of termination, (iii) continuation of his medical benefits at our expense for a period of two year following his termination and (iv) a pro rata bonus for the calendar year in which termination occurs. All severance payments are conditioned upon and subject to Mr. Tossavainen’s execution of a general waiver and release. Upon termination of his employment without cause or for good reason, Mr. Tossavainen will forfeit any outstanding unvested equity awards and he will have until the earlier of a stock option’s expiration date or 120 days from date of termination to exercise any vested stock options.

If Mr. Tossavainen’s employment agreement is not renewed on account of us giving notice to Mr. Tossavainen of our desire not to extend his employment term, this termination will be treated as a termination “without cause” entitling Mr. Tossavainen to the severance outlined above. Mr. Tossavainen is required to provide us 30 days’ advance written notice in the event he terminates his employment other than for “good reason.”

Mr. Tossavainen’s employment agreement provides that he is subject to a non-compete agreement during his employment and for one year thereafter. Mr. Tossavainen is subject to a non-solicitation agreement during his employment and for two years thereafter. Mr. Tossavainen is subject to a confidentiality agreement during and after his employment with us.

For purposes of Mr. Tossavainen’s employment agreement, “cause” is defined as (1) gross neglect or willful failure to perform duties, (2) a willful act by Mr. Tossavainen against us or which causes or is intended to harm us, (3) conviction of a felony, or lesser offence involving dishonesty, the theft of our property or moral turpitude, or (5) a material breach of the employment agreement by Mr. Tossavainen which is not cured within 20 days of receipt of notice from us. “Good reason” is defined as (1) a material breach of the terms of the employment agreement by us, (2) a change in Mr. Tossavainen’s place of employment by more than 35 miles, if this would materially increase his commute, or (3) a material diminution of Mr. Tossavainen’s responsibility which is not cured by us within 20 days of receipt of notice from Mr. Tossavainen.

In March 2007, we entered into a change in control agreement with Mr. Tossavainen. This change in control agreement has a perpetual term, although we may unilaterally amend it with one-year’s notice. The change in control agreement provides that in the event that Mr. Tossavainen is terminated by us “without cause” (as defined below), or by Mr. Tossavainen for “good reason” (as defined below) within two years following a change in control of us, he will be entitled to receive in a cash lump sum (i) any accrued and unpaid base salary and benefits, (ii) a pro rata bonus for the calendar year in which termination occurs, (iii) an amount equal to 1.5 times the sum of Mr. Tossavainen’s base salary and bonus, (iv) continuation of his medical benefits at our expense for a period of 18 months following his termination. He will also become fully vested in any unvested equity awards in the event of a change in control of us.

In addition, Mr. Tossavainen’s change in control agreement provides for a tax gross-up for any amounts due or paid to him under the change in control agreement or any of our other plans or arrangements that are considered an “excess parachute payment” under the U.S. Internal Revenue Code, provided that the “excess parachute payments” are at least 110% of “safe harbor” amount that would result in no excise tax liability. All severance payments under the change in control agreement are conditioned upon and subject to Mr. Tossavainen’s execution of a general waiver and release.

Mr. Tossavainen is subject to identical restrictive covenants under his change in control agreement as he is under his employment agreement.

For purposes of Mr. Tossavainen’s change in control agreement, “cause” is defined as (1) Mr. Tossavainen’s conviction of, or pleading nolo contendere to, a felony, (2) gross neglect of duties, (3) willful misconduct in connection with the performance of duties, which results in material and demonstrable damage to us or (4) failure to follow the lawful directions of the Board, consistent with Mr. Tossavainen’s position with us. “Good reason” is defined as (1) a material and adverse change in duties and responsibilities, (2) a material breach the terms of Mr. Tossavainen’s employment agreement by us, (3) a reduction in annual base salary or target annual bonus, (4) a change in Mr. Tossavainen’s principal employment location by more than 35 miles, if this would increase his commute by more than 20 miles, (5) substantially greater business travel, (6) a reduction of more than 5% in aggregate benefits, (7) failure to provide paid vacation, (8) termination of employment in a manner inconsistent with the notice provisions of the change in control agreement, or (9) failure by us to obtain the assumptions and guarantees from any successor or parent corporation. “Change in control” generally means (1) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 50% of our common stock, (2) the liquidation or dissolution of us or a sale of substantially all of our assets, (3) during any 24-month period, a change in a majority of the membership of our Board of Directors (the “Incumbent Board”), excluding membership changes approved by a majority of the Incumbent Board, or (4) a merger, reorganization or consolidation of us.

William E. Sanford

Mr. Sanford’s employment may be terminated by us for “cause” (as defined below) or by Mr. Sanford for any reason upon 30 days’ prior written notice, which notice must be authorized by a majority of the members of our Board of Directors in the case of a termination for cause. Upon either such termination, we are required to pay his accrued and unpaid base salary and benefits through the date of termination. If Mr. Sanford’s employment terminates due to disability or death, he or his estate will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his base salary for a period of two years following the date of termination and (iii) a pro rata bonus for the calendar year in which termination occurs. Unless otherwise provided by the award agreement entered into by Mr. Sanford at the time he was granted a particular equity award, upon termination of his employment as a result of disability of death, Mr. Sanford will forfeit any outstanding unvested equity awards and he or his estate will have until the earlier of the stock option’s expiration date or one year from date of termination to exercise any vested stock options.

If Mr. Sanford’s employment is terminated by us “without cause,” or by Mr. Sanford for “good reason” (as defined below), upon 10 days’ prior written notice, Mr. Sanford will be entitled to receive any accrued and unpaid base salary and benefits and severance equal to (i) two times his base salary payable in a lump sum and (ii) an amount equal to two times the average of the annual bonuses paid to him during the three years prior to his termination, to be paid over a two year period following his termination. In addition, Mr. Sanford may terminate employment for any reason within a 30-day period following the first anniversary of a change in control of us and this will be considered a “good reason” termination. If Mr. Sanford’s employment is terminated under any of the circumstances described in this paragraph following or otherwise in connection with a change in control of us, all of his severance will be paid in a lump sum. Mr. Sanford will also be entitled to continuation of certain health and welfare benefits at our expense for a period of two years following his termination. In addition, Mr. Sanford’s employment agreement provides for a tax gross-up for any amounts due or paid to him under the employment agreement or any of our other plans or arrangements that are considered an “excess parachute payment” under the U.S. Internal Revenue Code. All severance payments under this agreement are conditioned upon and subject to Mr. Sanford’s execution of a general waiver and release. Upon termination of his employment without cause or for good reason, Mr. Sanford will forfeit any outstanding unvested equity awards and he will have until the earlier of a stock option’s expiration date or 120 days from date of termination to exercise any vested stock options. He will also become fully vested in any unvested equity awards in the event of a change in control of us.

If Mr. Sanford’s employment agreement is not renewed on account of us giving notice to Mr. Sanford of our desire not to extend his employment term, this termination will be treated as a termination “without cause” entitling Mr. Sanford to the severance outlined above.

Mr. Sanford is subject to a non-compete agreement during his employment and for a period of (i) one year following the termination of his employment by us for cause or by Mr. Sanford without good reason and (ii) two years following the termination of his employment by us without cause or by Mr. Sanford for good reason. Following the termination of his employment by us for cause or by Mr. Sanford without good reason, Mr. Sanford is also subject to a one year prohibition against the solicitation of (i) clients who were our clients within the six month period prior to his termination of employment and (ii) any of our employees. Mr. Sanford is also subject to a confidentiality agreement during and after his employment with us.

In the event of a change in control of us, Mr. Sanford will also be entitled to a “success” bonus in an amount which will be negotiated in good faith and agreed upon between Mr. Sanford and us. This success bonus will be paid in cash to Mr. Sanford in a lump sum on the date of the closing of such change in control.

For purposes of Mr. Sanford’s employment agreement, “cause” is defined as (1) conviction of a felony or any other crime involving the trading of securities, mail or wire fraud or theft of Company property, (2) gross negligence in performance of duties, (3) willful misconduct or material breach of the employment agreement or (4) failure to follow lawful instructions of the Board. “Good reason” is defined as (1) a material reduction in position, duties or authority, (2) a reduction in compensation or a reduction in aggregate benefits (other than generally applicable benefit reductions), (3)  a failure by us to pay compensation or benefits to Mr. Sanford when due, (4) a change in Mr. Sanford’s principal employment location by more than 35 miles, if this would materially increase his commute, or (5) any other material breach by us of Mr. Sanford’s employment agreement. “Change in control” generally means (1) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 50% of our common stock, (2) the liquidation or dissolution of us or a sale of substantially all of our assets, or (3) at any time after August 13, 2006, a change in a majority of the membership of our Board of Directors as such membership was constituted on August 13, 2004 (the “Incumbent Board”), excluding membership changes approved by a two-thirds majority of the Incumbent Board.

Federico M. Bravo

Mr. Bravo’s employment may be terminated by us for “cause” (as defined in his employment agreement). Upon termination of Mr. Bravo’s employment for “cause,” we will pay his accrued and unpaid base salary and benefits (as defined in his employment agreement) through the date of termination. If Mr. Bravo’s employment terminates due to disability or death, he or his estate will be entitled to receive (i) any accrued and unpaid base salary and benefits and (ii) a pro rata bonus for the calendar year in which termination occurs. Unless otherwise provided by the award agreement entered into by Mr. Bravo at the time he was granted a particular equity award, upon termination of his employment as a result of disability of death, Mr. Bravo will forfeit any outstanding unvested equity awards and he or his estate will have until the earlier of the stock option’s expiration date or one year from date of termination to exercise any vested stock options.

If Mr. Bravo’s employment is terminated by us “without cause”, or by Mr. Bravo for “good reason” (as defined in his employment agreement), he will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his base salary for a period of one year from the date of termination, (iii) continuation of his medical benefits at our expense for a period of one year following his termination and (iv) a pro rata bonus for the calendar year in which termination occurs. All severance payments are conditioned upon and subject to Mr. Bravo’s execution of a general waiver and release. Mr. Bravo is required to provide us 30 days’ advance written notice in the event he terminates his employment other than for “good reason.” Upon termination of his employment without cause or for good reason, Mr. Bravo will forfeit any outstanding unvested equity awards and he will have until the earlier of a stock option’s expiration date or 120 days from date of termination to exercise any vested stock options.

Mr. Bravo’s employment agreement provides that he is subject to a non-compete agreement during his employment and for one year thereafter. Mr. Bravo is subject to a non-solicitation agreement during his employment and for two years thereafter. Mr. Bravo is subject to a confidentiality agreement during and after his employment with us.

For purposes of Mr. Bravo’s employment agreement, “cause” is defined as (1) gross neglect or willful failure to perform duties, (2) a willful act by Mr. Bravo against us or which causes or is intended to harm us, (3) conviction of a felony, or lesser offence involving dishonesty, the theft of our property or moral turpitude, or (5) a material breach of the employment agreement by Mr. Bravo which is not cured within 20 days of receipt of notice from us. “Good reason” is defined as (1) a material breach of the terms of the employment agreement by us, (2) a change in Mr. Bravo’s place of employment by more than 35 miles, if this would materially increase his commute, or (3) a material diminution of Mr. Bravo’s responsibility which is not cured by us within 20 days of receipt of notice from Mr. Bravo.

In March 2007, we entered into a change in control agreement with Mr. Bravo. This change in control agreement has a perpetual term, although we may unilaterally amend it with one-year’s notice. The change in control agreement provides that in the event that Mr. Bravo is terminated by us “without cause” (as defined in the change in control agreement), or by Mr. Bravo for “good reason” (as defined in the change in control agreement) within two years following a change in control of us, he will be entitled to receive in a cash lump sum (i) any accrued and unpaid base salary and benefits, (ii) a pro rata bonus for the calendar year in which termination occurs, (iii) an amount equal to 1.5 times the sum of Mr. Bravo’s base salary and bonus, (iv) continuation of his medical benefits at our expense for a period of 18 months following his termination. He will also become fully vested in any unvested equity awards in the event of a change in control of us.

In addition, Mr. Bravo’s change in control agreement provides for a tax gross-up for any amounts due or paid to him under the change in control agreement or any of our other plans or arrangements that are considered an “excess parachute payment” under the U.S. Internal Revenue Code, provided that the “excess parachute payments” are at least 110% of “safe harbor” amount that would result in no excise tax liability. All severance payments under the change in control agreement are conditioned upon and subject to Mr. Bravo’s execution of a general waiver and release.

Mr. Bravo is subject to identical restrictive covenants under his change in control agreement as he is under his employment agreement.

For purposes of Mr. Bravo’s change in control agreement, “cause” is defined as (1) Mr. Bravo’s conviction of, or pleading nolo contendere to, a felony, (2) gross neglect of duties, (3) willful misconduct in connection with the performance of duties, which results in material and demonstrable damage to us or (4) failure to follow the lawful directions of the Board, consistent with Mr. Bravo’s position with us. “Good reason” is defined as (1) a material and adverse change in duties and responsibilities, (2) a material breach the terms of Mr. Bravo’s employment agreement by us, (3) a reduction in annual base salary or target annual bonus, (4) a change in Mr. Bravo’s principal employment location by more than 35 miles, if this would increase his commute by more than 20 miles, (5) substantially greater business travel, (6) a reduction of more than 5% in aggregate benefits, (7) failure to provide paid vacation, (8) termination of employment in a manner inconsistent with the notice provisions of the change in control agreement, or (9) failure by us to obtain the assumptions and guarantees from any successor or parent corporation. “Change in control” generally means (1) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 50% of our common stock, (2) the liquidation or dissolution of us or a sale of substantially all of our assets, (3) during any 24-month period, a change in a majority of the membership of our Board of Directors (the “Incumbent Board”), excluding membership changes approved by a majority of the Incumbent Board, or (4) a merger, reorganization or consolidation of us.

Pamela L. Maxwell

Ms.  Maxwell’s employment may be terminated by us for “cause” (as defined in her employment agreement). Upon termination of Ms. Maxwell’s employment for “cause,” we will pay her accrued and unpaid base salary and benefits (as defined in her employment agreement) through the date of termination. If Ms. Maxwell’s employment terminates due to disability or death, she or her estate will be entitled to receive (i) any accrued and unpaid base salary and benefits and (ii) a pro rata bonus for the calendar year in which termination occurs. Unless otherwise provided by the award agreement entered into by Ms. Maxwell at the time she was granted a particular equity award, upon termination of her employment as a result of disability of death, Ms. Maxwell will forfeit any outstanding unvested equity awards and she or her estate will have until the earlier of the stock option’s expiration date or one year from date of termination to exercise any vested stock options.

If Ms. Maxwell’s employment is terminated by us “without cause”, or by Ms. Maxwell for “good reason” (as defined in her employment agreement), she will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of her base salary for a period of one year from the date of termination, (iii) continuation of her medical benefits at our expense for a period of one year following her termination and (iv) a pro rata bonus for the calendar year in which termination occurs. All severance payments are conditioned upon and subject to Ms. Maxwell’s execution of a general waiver and release. Ms. Maxwell is required to provide us 30 days’ advance written notice in the event she terminates her employment other than for “good reason.” Upon termination of her employment without cause or for good reason, Ms. Maxwell will forfeit any outstanding unvested equity awards and she will have until the earlier of a stock option’s expiration date or 120 days from date of termination to exercise any vested stock options.

Ms.  Maxwell’s employment agreement provides that she is subject to a non-compete agreement during her employment and for one year thereafter. Ms. Maxwell is subject to a non-solicitation agreement during her employment and for two years thereafter. Ms. Maxwell is subject to a confidentiality agreement during and after her employment with us.

For purposes of Ms. Maxwell’s employment agreement, “cause” is defined as (1) gross neglect or willful failure to perform duties, (2) a willful act by Ms. Maxwell against us or which causes or is intended to harm us, (3) conviction of a felony, or lesser offence involving dishonesty, the theft of our property or moral turpitude, or (5) a material breach of the employment agreement by Ms. Maxwell which is not cured within 20 days of receipt of notice from us. “Good reason” is defined as (1) a material breach of the terms of the employment agreement by us, (2) a change in Ms. Maxwell’s place of employment by more than 35 miles, if this would materially increase her commute, or (3) a material diminution of Ms. Maxwell’s responsibility which is not cured by us within 20 days of receipt of notice from Ms. Maxwell.

In March 2007, we entered into a change in control agreement with Ms. Maxwell. This change in control agreement has a perpetual term, although we may unilaterally amend it with one-year’s notice. The change in control agreement provides that in the event that Ms. Maxwell is terminated by us “without cause” (as defined in the change in control agreement), or by Ms. Maxwell for “good reason” (as defined in the change in control agreement) within two years following a change in control of us, she will be entitled to receive in a cash lump sum (i) any accrued and unpaid base salary and benefits, (ii) a pro rata bonus for the calendar year in which termination occurs, (iii) an amount equal to 1.5 times the sum of Ms. Maxwell’s base salary and bonus, (iv) continuation of her medical benefits at our expense for a period of 18 months following her termination. She will also become fully vested in any unvested equity awards in the event of a change in control of us.

In addition, Ms. Maxwell’s change in control agreement provides for a tax gross-up for any amounts due or paid to her under the change in control agreement or any of our other plans or arrangements that are considered an “excess parachute payment” under the U.S. Internal Revenue Code, provided that the “excess parachute payments” are at least 110% of “safe harbor” amount that would result in no excise tax liability. All severance payments under the change in control agreement are conditioned upon and subject to Ms. Maxwell’s execution of a general waiver and release.

Ms.  Maxwell is subject to identical restrictive covenants under her change in control agreement as she is under her employment agreement.

For purposes of Ms. Maxwell’s change in control agreement, “cause” is defined as (1) Ms. Maxwell’s conviction of, or pleading nolo contendere to, a felony, (2) gross neglect of duties, (3) willful misconduct in connection with the performance of duties, which results in material and demonstrable damage to us or (4) failure to follow the lawful directions of the Board, consistent with Ms. Maxwell’s position with us. “Good reason” is defined as (1) a material and adverse change in duties and responsibilities, (2) a material breach the terms of Ms. Maxwell’s employment agreement by us, (3) a reduction in annual base salary or target annual bonus, (4) a change in Ms. Maxwell’s principal employment location by more than 35 miles, if this would increase her commute by more than 20 miles, (5) substantially greater business travel, (6) a reduction of more than 5% in aggregate benefits, (7) failure to provide paid vacation, (8) termination of employment in a manner inconsistent with the notice provisions of the change in control agreement, or (9) failure by us to obtain the assumptions and guarantees from any successor or parent corporation. “Change in control” generally means (1) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 50% of our common stock, (2) the liquidation or dissolution of us or a sale of substantially all of our assets, (3) during any 24-month period, a change in a majority of the membership of our Board of Directors (the “Incumbent Board”), excluding membership changes approved by a majority of the Incumbent Board, or (4) a merger, reorganization or consolidation of us.

Incremental Payments Associated With an Involuntary Termination

The following table summarizes the incremental payments associated with the termination of each of our named the executive officers by us without cause or a termination by each of our named executive officers for good reason on the last day of our fiscal year ended December 29, 2006. The values in this table assume a stock price of $22.47, the closing price of our stock on the last day of the fiscal year ended December 29, 2006, and include all outstanding grants. Actual values will vary based on changes in our stock price.

	Cash Severance		Intrinsic Value of Stock Options (4)	Restricted Shares (5)	Performance Shares (6)	Benefits		Total
Michael J. Grebe	$1,830,536	(1)	$—	$—	$—	$13,056	(7)	$1,843,592
Thomas J. Tossavainen	$585,750	(2)	$—	$—	$—	$13,056	(7)	$598,806
William E. Sanford	$1,478,577	(1)	$—	$—	$—	$13,056	(7)	$1,491,633
Federico M. Bravo	$386,400	(3)	$—	$—	$—	$6,528	(8)	$392,928
Pamela L. Maxwell	$300,000	(3)	$—	$—	$—	$6,528	(8)	$306,528

(1)          Calculated as two times base salary plus the average of the annual bonuses paid during the three years prior to termination; (excludes IPO-related transaction bonus payment in 2004).

(2)          Calculated as two times base salary plus the pro-rated target bonus for the year (pro-rated at 100% as calculation is as of the last day of our fiscal year ended December 29, 2006).

(3)          Calculated as one times base salary plus the pro-rated target bonus for the year (pro-rated at 100% as calculation is as of the last day of our fiscal year ended December 29, 2006).

(4)          Unvested stock options are forfeited in the event of an involuntary termination without cause; no incremental value.

(5)          Unvested restricted shares are forfeited in the event of an involuntary termination without cause; no incremental value.

(6)          Unvested performance shares are forfeited in the event of an involuntary termination without cause; no incremental value.

(7)          Represents the value of two years of continued health and welfare benefits.

(8)          Represents the value of one year of continued health and welfare benefits.

Incremental Payments Associated With a Change In Control Termination

The following table summarizes the incremental payments associated with a termination in connection with a change in control for each of our named executive officers if the change in control had occurred as of the last day of our fiscal year ended December 29, 2006. The values in this table assume a stock price of $22.47, the closing price of our stock on the last day of the fiscal year ended as of December 29, 2006, and include all outstanding grants. Actual values will vary based on changes in our stock price.

	Cash Severance		Intrinsic Value of Stock Options (4)	Restricted Shares (5)	Performance Shares (6)	Benefits		Excise Tax Gross-Up (9)	Total
Michael J. Grebe	$1,830,536	(1)	$—	$408,662	$585,164	$13,056	(7)	$—	$2,837,418
Thomas J. Tossavainen	$585,750	(2)	$—	$86,217	$152,137	$13,056	(7)	$—	$837,160
William E. Sanford	$1,478,577	(1)	$—	$304,379	$365,138	$13,056	(7)	$—	$2,161,150
Federico M. Bravo	$386,400	(3)	$—	$86,217	$152,137	$6,528	(8)	$—	$631,282
Pamela L. Maxwell	$300,000	(3)	$—	$86,217	$152,137	$6,528	(8)	$—	$544,882

(1)             Calculated as two times base salary plus the average of the annual bonuses paid during the three years prior to termination; (excludes IPO-related transaction bonus payment in 2004); executive is also eligible for a success bonus in an amount to be negotiated in good faith and agreed upon between the executive and us (amount not reflected in the table above).

(2)             Calculated as two times base salary plus the pro-rated target bonus for the year (pro-rated at 100% as calculation is as of the last day of our fiscal year ended December 29, 2006).

(3)             Calculated as one times base salary plus the pro-rated target bonus for the year (pro-rated at 100% as calculation is as of the last day of our fiscal year ended December 29, 2006).

(4)             Unvested stock options vest immediately upon a change in control; however, no intrinsic value as of December 29, 2006.

(5)             Represents the value of unvested shares that would automatically vest upon a termination subsequent to a change in control; assumes 2nd tranche of December 15, 2004 restricted stock grant has already vested on December 29, 2006 based on performance targets.

(6)             Represents the value of target performance shares that would automatically vest upon termination following a change in control.

(7)             Represents the value of two years of continued health and welfare benefits.

(8)             Represents the value of one year of continued health and welfare benefits.

(9)             No excise tax is incurred.

The following table summarizes the incremental payments associated with a termination in connection with a change in control for each of our named executive officers as if the change in control agreements approved on March 1, 2007 were in place as of the last day of our fiscal year ended December 29, 2006 and the change in control had occurred as of the last day of our fiscal year ended December 29, 2006. The values in this table assume a stock price of $22.47, the closing price of our stock on the last day of the fiscal year ended as of December 29, 2006, and include all outstanding grants. Actual values will vary based on changes in our stock price.

	Cash Severance		Intrinsic Value of Stock Options (3)	Restricted Shares (4)	Performance Shares (5)	Benefits		Excise Tax Gross-Up (8)	Total
Michael J. Grebe	$1,830,536	(1)	$—	$408,662	$585,164	$13,056	(6)	$—	$2,837,418
Thomas J. Tossavainen	$596,978	(2)	$—	$86,217	$152,137	$9,792	(7)	$—	$845,124
William E. Sanford	$1,478,577	(1)	$—	$304,379	$365,138	$13,056	(6)	$—	$2,161,150
Federico M. Bravo	$676,012	(2)	$—	$86,217	$152,137	$9,792	(7)	$—	$924,158
Pamela L. Maxwell	$534,918		$—	$86,217	$152,137	$9,792	(7)	$—	$783,064

(1)             Calculated as two times base salary plus the average of the annual bonuses paid during the three years prior to termination; (excludes IPO-related transaction bonus payment in 2004); executive is also eligible for a success bonus in an amount to be negotiated in good faith and agreed upon between the executive and us (amount not reflected in the table above).

(2)             Calculated as 1.5 times base salary and bonus plus the pro-rated target bonus for the year (pro-rated at 100% as calculation is as of the last day of our fiscal year ended December 29, 2006).

(3)             Unvested stock options vest immediately upon a change in control; however, no intrinsic value as of December 29, 2006.

(4)             Represents the value of unvested shares that would automatically vest upon a termination subsequent to a change in control; assumes 2nd tranche of December 15, 2004 restricted stock grant has already vested on December 29, 2006 based on performance targets.

(5)             Represents the value of target performance shares that would automatically vest upon termination following a change in control.

(6)             Represents the value of two years of continued health and welfare benefits.

(7)             Represents the value of eighteen months of continued health and welfare benefits.

(8)             No excise tax is incurred.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Amended and Restated Shareholders’ Agreement

Pursuant to an Amended and Restated Shareholders’ Agreement, dated as of September 29, 2000, and as amended on March 16, 2004, certain of the Company’s principal stockholders and certain members of our management, including Messrs. Grebe, Sanford and Pray, have certain registration rights with respect to their shares of the Company’s common stock. Provisions of the Shareholders’ Agreement relating to voting of the shares, board of director’s composition and restricting transfers of stock terminated upon the consummation of the Offering.

Registration Rights.   Under our Amended and Restated Shareholders’ Agreement, and subject to several exceptions, including our right to defer a demand registration under certain circumstances, affiliates of Parthenon Capital and J.P. Morgan Partners or existing holders of no less than 25% of the Company’s common stock may request that we register for public resale under the Securities Act all shares of common stock they held at the time of our initial public offering (“Registrable Securities”) and request be registered at any time after the Offering. Based on filings made with the SEC, we believe that J.P. Morgan Partners has ceased to own Registrable Securities. Affiliates of Parthenon Capital may demand three registrations, affiliates of J.P. Morgan Partners may demand two registrations and the Company’s other existing stockholders may demand one registration, so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $5.0 million or more. Certain of the Company’s stockholders are entitled to piggyback registration rights with respect to any registration request made by affiliates of Parthenon Capital and J.P. Morgan Partners or existing holders of no less than 25% of the Company’s common stock. If the registration requested by affiliates of Parthenon Capital, J.P. Morgan Partners or existing holders of no less than 25% of the Company’s common stock is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by affiliates of Parthenon Capital or J.P. Morgan Partners and certain of the Company’s other stockholders other than members of our management (pro rata, based on their respective ownership of our common equity); (ii) second, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity); and (iii) third, shares offered the Company of its own account.

In addition, all of the Company’s existing stockholders have been granted piggyback rights on any registration for the Company of its own account. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, the securities that the Company intends to sell and (ii) second, those additional securities held by the Company’s existing stockholders (pro rata, based on their respective ownership of the Company’s common equity). The selling stockholders exercised their piggyback registration rights in connection with the Offering and sold shares pursuant to the Offering, as the underwriters exercised their over-allotment option.

In connection with the registrations described above, including the registration of shares offered by selling stockholders in the Offering, the Company is required to indemnify any selling stockholders and bear all fees, costs and expenses (except underwriting discounts and selling commissions).

In June 2005, Parthenon Capital exercised a demand registration and we filed a registration statement (Commission File No. 333-126515) in response thereto. Certain of our stockholders sold 8,912,500 shares in a secondary public offering under this registration statement in August 2005. We did not receive any of the proceeds from such offering. We incurred expenses of $0.9 Million in connection with the offering.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by INTERLINE under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee (the “Committee”) oversees the Company’s financial reporting, internal controls, and audit function process on behalf of the Board of Directors. The Committee is composed of three directors. The members of the Committee are independent as such term is defined under the New York Stock Exchange’s listing standards. The Committee adopted a written charter during fiscal 2004, a copy of which is available on the Company’s website. The members of the Committee are not engaged professionally in the practice of auditing or accounting and are not employees of the Company. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K with management and discussed the quality and acceptability of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the Company’s financial statements.

The Committee reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and of the Company’s internal control over financial reporting, their judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communications with Audit Committees) and Rule 2-07 of SEC Regulation S-X (Communications with Audit Committees). In addition, the Committee has discussed with the Company’s independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), which were submitted to the Company, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the Company’s internal auditors and its independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also appointed, and the Board of Directors is proposing, that the stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

AUDIT COMMITTEE
Mr. Barry J. Goldstein, Chairman
Mr. John J. Gavin
Mr. Drew T. Sawyer

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP as independent registered public accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ended December 28, 2007. Your Board has endorsed this appointment. Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Interline and its stockholders. Deloitte & Touche LLP audited our consolidated financial statements for fiscal years ended December 29, 2006 and December 30, 2005 and the consolidated financial statements of Interline Opco for the three fiscal years ended December 31, 2004. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following is a summary of the fees billed to us by Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 29, 2006 and December 30, 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees
	(in thousands)
Audit Fees	$1,432.2	$1,278.9
Audit-Related Fees	19.0	11.0
Tax Fees	8.4	3.0
All Other Fees	—	—
Total Fees	$1,459.6	$1,292.9

Audit Fees.   Consists of fees billed for professional services rendered for the audits of our annual consolidated financial statements and internal control over financial reporting, review of interim condensed consolidated financial statements included in quarterly reports on Form 10-Q and other services provided in connection with our statutory and regulatory filings or engagements.

Audit-Related Fees.   Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and various attest services.

Tax Fees.   Consists of fees for tax services including tax compliance, planning and advice.

Our Audit Committee pre-approves and is responsible for the engagement of all services provided by our independent registered public accountants.

Required Vote

The appointment of Deloitte & Touche as our independent registered public accountants is ratified by an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

Your Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accountants.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2008 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary of the Company at the address of the principal executive offices of the Company no later than December 11, 2007. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our Proxy Statement for the 2008 Annual Meeting will be ineligible for presentation at the 2008 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the address of the principal executive offices of the Company. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders. The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

OTHER MATTERS

Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

William E. Sanford
President, Chief Operating Officer and Secretary

Jacksonville, Florida
March 29, 2007

Interline’s 2006 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Interline Brands, Inc., 801 West Bay Street, Jacksonville, FL 32204, Attention: Investor Relations. The request must include a representation by the stockholder that as of March 23, 2007, the stockholder was entitled to vote at the Annual Meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial owners of our common stock who share the same address or household may not receive separate copies of this proxy statement and our 2006 Annual Report on Form 10-K. We will promptly deliver an additional copy of either document to you if you write or call us at: Interline Brands, Inc., 801 West Bay Street, Jacksonville, FL 32204, Attention: Investor Relations (904) 421-1400.

DETACH PROXY CARD HERE

	Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF CLASS III DIRECTORS

					FOR	AGAINST	ABSTAIN
FOR	WITHHOLD	EXCEPTIONS
ALL	FOR ALL		2.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 28, 2007.

Nominees: Gideon Argov and Michael J. Grebe
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark
the “Exceptions” box and write that nominee’s name in the space provided below.)			3.	In their discretion to act on any other business as
may properly come before the Annual Meeting or
*Exceptions:				any adjournment or postponement thereof.

To change your address, please mark this box. and indicate new address on the reverse side:

S C A N L I N E

Your signature on this Proxy form should be exactly as name appearing hereon. Persons signing as executors, administrators, trustees and similar capacities should so indicate. For joint accounts the name of each joint owner should be signed.

			Date	Share Owner sign here	Co-Owner sign here

Dear Stockholder:

The Annual Meeting of Stockholders (the “Meeting”) of Interline Brands, Inc. will be held at 9:00 a.m. on Thursday, May 10, 2007 at the The River Club, 34th Floor, One Independent Drive, Jacksonville, Florida 32202.

Whether or not you expect to attend the Meeting in person, we encourage you to promptly complete and sign the proxy card below and return it in the postage paid envelope provided. Executing and returning the proxy card will not deprive you of the right to attend the Meeting or to vote your shares in person.

March 29, 2007

INTERLINE BRANDS, INC.
801 WEST BAY STREET
JACKSONVILLE, FL 32204
COMMON STOCK PROXY
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David C. Serrano and Thomas J. Tossavainen, as Proxy holders, with full power of substitution, to appear and vote all the Common Stock of Interline Brands, Inc. (the “Company”), which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at The River Club, 34th Floor, One Independent Drive, Jacksonville, Florida 32202, on Thursday, May 10, 2007, at 9:00 a.m., Eastern time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and authorizes and directs said Proxy holders to vote all the Common Stock of the Company represented by this Proxy as follows, with the understanding that if no directions are given below, said shares will be voted FOR the election of the two directors nominated by the Board of Directors and FOR the proposals set forth below.

(Change of address)	INTERLINE BRANDS, INC. P.O. BOX 11157 NEW YORK, N.Y. 10203-0157

(Continued, and to be executed and dated on the other side.)